Exhibit 99.1

BURLINGTON STORES REPORTS STRONG SECOND QUARTER SALES AND EARNINGS GROWTH. THIS REPRESENTS THE

15TH CONSECUTIVE QUARTER OF DOUBLE DIGIT EPS GROWTH.

o
Total sales increased 11%, on top of 10% last year
o
Comparable store sales increased 2%, on top of 5% last year
o
Net income was $184 million, and diluted EPS was $2.88
o
Excluding tariff refunds and certain expenses associated with bankruptcy acquired leases:
▪
Adjusted EPS increased 38% to $2.37, on top of a 39% increase last year
▪
Adjusted EBIT margin increased 100 basis points versus last year
▪
Increasing full year Adjusted EPS guidance to $11.77 to $11.97

BURLINGTON, New Jersey; August 27, 2026 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the second quarter ended August 1, 2026.

Michael O’Sullivan, CEO, stated, “We are pleased with our strong financial performance in the second quarter, Total sales grew 11% on top of a strong 10% increase last year. Comp store sales increased 2% on top of 5% last year, for a solid 7% two-year stack. Excluding the impact of tariff refunds, Adjusted EPS grew 38% versus the second quarter of last year, on top of a 39% increase in the prior year. This was driven by a 100 basis point increase in our operating margin. This represented our 15th consecutive quarter of double digit EPS growth, reflecting our ability to consistently convert sales growth into margin expansion and exceptional earnings growth.”

Mr. O’Sullivan continued, “During the second quarter, we received $55 million in tariff refunds. Rather than taking a one-time boost to earnings, we intend to fully invest these refunds back into the business in the back-half of the year, to deliver even sharper values to our shoppers. Over the last few years, the rising cost of living has made life difficult for many customers. At Burlington, we already offer great deals. We plan to use the refunds to make these deals even better.”

Mr. O’Sullivan continued, “Given our intent to invest the refunds in sharper values, we expect the direct impact of tariff refunds to be neutral to full year earnings. That said, we are raising guidance for the full year, passing through our underlying performance beat from Q2. Our updated Fiscal 2026 guidance is for comp growth of 3% to 4% and EPS growth of 16% to 18%.”

Fiscal 2026 Second Quarter Operating Results

•
Total sales increased 11% compared to the second quarter of Fiscal 2025 to $2,998 million, while comparable store sales increased 2% compared to the second quarter of Fiscal 2025.
•
Gross margin rate as a percentage of net sales was 46.2% vs. 43.7% for the second quarter of Fiscal 2025, an increase of 250 basis points. Excluding the benefit of $55 million in tariff refunds, merchandise margin expanded 70 basis points, while freight expense increased 10 basis points as a percentage of net sales.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $226 million vs. $209 million in the second quarter of Fiscal 2025. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 34.0% as a percentage of net sales vs 35.2% in the second quarter of Fiscal 2025. Adjusted SG&A, excluding $4 million and $11 million of expenses, respectively, associated with bankruptcy acquired leases, was 26.2% as a percentage of net sales vs. 26.7% in the second quarter of Fiscal 2025.
•
The effective tax rate was 23.9% vs. 26.0% in the second quarter of Fiscal 2025. The Adjusted Effective Tax Rate was 23.6% vs. 26.0% in the second quarter of Fiscal 2025.
•
Net income was $184 million, or $2.88 per share vs. $94 million, or $1.47 per share for the second quarter of Fiscal 2025. Adjusted Net Income, excluding the $41 million after tax benefit of tariff refunds, was $151 million, or $2.37 per share, vs. $110 million, or $1.72 per share for the second quarter of Fiscal 2025; this also excluded $3 million and $8 million, respectively, of expenses in each period, net of tax, associated with bankruptcy acquired leases.
•
Diluted weighted average shares outstanding amounted to 63.9 million during the quarter compared with 63.9 million during the second quarter of Fiscal 2025.
•
Adjusted EBITDA was $324 million vs. $257 million in the second quarter of Fiscal 2025, which excludes the $55 million benefit of tariff refunds, as well as $4 million and $11 million, respectively, of expenses associated with bankruptcy acquired leases, an increase of 130 basis points as a percentage of sales. Adjusted EBIT was $210 million vs. $162 million in the second quarter of Fiscal 2025, excluding the same amounts, an increase of 100 basis points as a percentage of sales.

First Six Months of Fiscal 2026 Results

•
Total sales increased 12% compared to the first six months of Fiscal 2025. Net income increased 53% compared to the same period in Fiscal 2025 to $299 million, or $4.67 per share vs. $3.05 per share in the prior period. Adjusted EBIT, excluding $12 million and $17 million, respectively, of expenses associated with bankruptcy acquired leases, as well as the $55 million benefit of tariff refunds, was $389 million vs. $314 million in the first six months of Fiscal 2025, an increase of 60 basis points as a percentage of sales. Adjusted Net Income, excluding $9 million and $12 million, respectively, of after-tax expenses associated with bankruptcy acquired leases, as well as the $41 million after-tax benefit of tariff refunds, was $286 million, or $4.46 per share, vs. $217 million, or $3.39 per share for the first six months of Fiscal 2025.

Inventory

•
Merchandise inventories were $1,541 million vs. $1,415 million at the end of the second quarter of Fiscal 2025, a 9% increase, driven by our 149 net new stores and a comparable store inventory increase of 11% compared to the second quarter of Fiscal 2025. Reserve inventory was 43% of total inventory at the end of the second quarter of Fiscal 2026 compared to 50% at the end of the second quarter of Fiscal 2025. Reserve inventory is largely composed of merchandise that is purchased opportunistically and will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the second quarter of Fiscal 2026 with $1,646 million in liquidity, comprised of $704 million in unrestricted cash and $942 million in availability on its ABL facility.
•
The Company ended the second quarter with $1,914 million in outstanding total debt, including $1,712 million on its Term Loan facility, $186 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the second quarter of Fiscal 2026, the Company repurchased 270,279 shares of its common stock under its share repurchase program for $87 million. As of the end of the second quarter of Fiscal 2026, the Company had $218 million remaining on its current share repurchase program authorization.

Outlook

Please note that guidance now includes the benefit of $55 million in tariff refunds, which were recognized in the second quarter of fiscal 2026. In addition, guidance also includes the reinvestment of approximately 40% of such refunds in the third quarter and approximately 60% in the fourth quarter of fiscal 2026. Tariff refunds therefore have a neutral impact on full fiscal year 2026 earnings guidance.

Excluding the $55 million planned tariff refund reinvestment, our underlying Fall guidance assumptions for EBIT margin improvement and earnings growth are unchanged versus prior guidance, estimated EBIT margin improvement of 10 to 30 basis points and EPS growth of 7% to 10%. As we noted earlier, we believe it is important to pass on those savings to our customers and drive even stronger value offerings.

For Fiscal Year 2026 (the 52-weeks ending January 30, 2027), the Company now expects:

•
Total sales to increase in the range of 10% to 11% on top of the 9% increase during Fiscal 2025; this assumes comparable store sales will increase in the range of 3% to 4%, on top of the 2% increase during Fiscal 2025;
•
Capital expenditures, net of landlord allowances, to be approximately $875 million. This excludes any potential costs related to the relocation of our corporate headquarters, which is currently being evaluated. The timing and amount of such relocation expenditures are still uncertain;
•
To open approximately 115 net new stores;
•
Depreciation and amortization to be approximately $460 million;
•
Adjusted EBIT margin to increase in the range of 20 to 40 basis points versus Fiscal 2025; excluding $16 million of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2026 and $35 million in Fiscal 2025;
•
Net interest expense to be approximately $55 million;

•
An Adjusted Effective Tax Rate of approximately 25%; and
•
Adjusted EPS in the range of $11.77 to $11.97, as compared to $10.17 of Adjusted EPS last year; excluding $12 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2026 and $26 million in Fiscal 2025. This assumes a fully diluted share count of approximately 64 million shares.

For the third quarter of Fiscal 2026 (the 13-weeks ending October 31, 2026), the Company expects:

•
Total sales to increase in the range of 9% to 11%; this assumes comparable store sales will increase in the range of 1% to 3% versus the third quarter of Fiscal 2025;
•
Adjusted EBIT margin to decrease 80 to 60 basis points versus the third quarter of Fiscal 2025; excluding approximately $2 million of anticipated expenses associated with bankruptcy acquired leases in the third quarter of Fiscal 2026 and $11 million in the third quarter of Fiscal 2025;
•
An Adjusted Effective Tax Rate of approximately 26%; and
•
Adjusted EPS in the range of $1.60 to $1.70, as compared to $1.80 in Adjusted EPS last year; excluding $2 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in the third quarter of Fiscal 2026 and $8 million in the third quarter of Fiscal 2025.

The Company has not provided a quantitative reconciliation of the forward-looking non-GAAP financial measures presented above to the comparable GAAP measures, because doing so would require estimates for items that are inherently difficult to predict and would involve unreasonable effort. These items may include, among others, costs related to debt amendments, losses on debt extinguishment, impairment charges, and the related tax effects. Some of these items could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted EBIT Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Second Quarter 2026 Conference Call

The Company will hold a conference call on August 27, 2026 at 8:30 a.m. ET to discuss the Company’s second quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 3814903) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on August 27, 2026 beginning at 11:30 a.m. ET through September 3, 2026 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 3814903.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2025 net sales of $11.5 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,287 stores as of the end of the second quarter of Fiscal 2026 in 47 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, high-quality branded merchandise at up to 60% off other retailers' prices, including fashion-focused women’s apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Marisa Sharkey

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet evolving regulatory requirements and stakeholder expectations regarding environmental, social or governance matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties at our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
REVENUES:
Net sales	$2,997,778	$2,701,026	$5,850,088	$5,201,101
Other revenue	4,485	4,045	8,636	7,991
Total revenue	3,002,263	2,705,071	5,858,724	5,209,092
COSTS AND EXPENSES:
Cost of sales	1,614,011	1,519,629	3,208,815	2,924,720
Selling, general and administrative expenses	1,019,173	949,931	2,008,547	1,817,989
Costs related to debt amendments and inducement charges	—	—	15,315	112
Depreciation and amortization	114,022	94,810	218,630	186,593
Impairment charges - long-lived assets	3,577	1,580	4,385	2,095
Other income - net	(4,156)	(1,506)	(5,607)	(7,016)
Interest income	(6,140)	(4,124)	(12,301)	(8,834)
Interest expense	19,659	17,427	36,154	33,237
Total costs and expenses	2,760,146	2,577,747	5,473,938	4,948,896
Income before income tax expense	242,117	127,324	384,786	260,196
Income tax expense	57,813	33,139	85,738	65,178
Net income	$184,304	$94,185	$299,048	$195,018

Diluted net income per common share	$2.88	$1.47	$4.67	$3.05

Weighted average common shares - diluted	63,896	63,893	64,022	63,966

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	August 1,	January 31,	August 2,
	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$703,686	$1,232,525	$747,619
Accounts receivable—net	128,087	105,296	111,236
Merchandise inventories	1,541,344	1,311,903	1,414,814
Assets held for disposal	2,579	3,364	417
Prepaid and other current assets	214,546	118,444	299,960
Total current assets	2,590,242	2,771,532	2,574,046
Property and equipment—net	3,389,646	3,164,218	2,836,035
Operating lease assets	3,674,007	3,624,786	3,542,956
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,139	2,139	2,248
Other assets	102,757	71,318	68,914
Total assets	$10,043,855	$9,919,057	$9,309,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,108,717	$1,019,152	$1,024,320
Current operating lease liabilities	448,652	425,468	392,865
Other current liabilities	632,393	734,000	656,713
Current maturities of long term debt and other current debt	20,144	70,591	19,896
Total current liabilities	2,209,906	2,249,211	2,093,794
Long term debt	1,893,411	2,011,735	2,019,409
Long term operating lease liabilities	3,543,910	3,497,343	3,406,543
Other liabilities	74,723	75,738	77,097
Deferred tax liabilities	319,657	277,771	265,603
Stockholders' equity	2,002,248	1,807,259	1,446,817
Total liabilities and stockholders' equity	$10,043,855	$9,919,057	$9,309,263

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 1,	August 2,
	2026	2025
OPERATING ACTIVITIES
Net income	$299,048	$195,018
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	218,630	186,593
Deferred income taxes	35,564	15,671
Non-cash stock compensation expense	68,416	54,264
Non-cash lease expense	(4,917)	(2,534)
Cash received from landlord allowances	28,257	13,570
Inducement charges	15,315	—
Changes in assets and liabilities:
Accounts receivable	(23,989)	(23,343)
Merchandise inventories	(229,441)	(164,039)
Accounts payable	95,486	(17,276)
Other current assets and liabilities	(177,653)	(103,754)
Other long term assets and liabilities	2,277	(1,981)
Other operating activities	7,631	(1,657)
Net cash provided by operating activities	334,624	150,532
INVESTING ACTIVITIES
Cash paid for property and equipment	(532,384)	(589,241)
Lease acquisition costs	(5,126)	(19,942)
Net (removal costs) proceeds from sale of property and equipment and assets held for sale	(204)	27,769
Net cash used in investing activities	(537,714)	(581,414)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	—	150,000
Principal payments on long term debt—ABL Line of Credit	—	(150,000)
Proceeds from long term debt—Term Loan Facility	—	495,000
Principal payments on long term debt—Term Loan Facility	(8,763)	(7,506)
Principal payment on long term debt— Convertible Notes	(128,638)	(156,158)
Purchase of treasury shares	(222,295)	(154,883)
Other financing activities	33,947	7,350
Net cash (used in) provided by financing activities	(325,749)	183,803
Decrease in cash and cash equivalents	(528,839)	(247,079)
Cash and cash equivalents at beginning of period	1,232,525	994,698
Cash and cash equivalents at end of period	$703,686	$747,619

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments and inducement charges; (iii) impairment charges; (iv) amounts related to certain litigation matters; and (v) other unusual or non-recurring expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt amendments and inducement charges; (iv) income tax expense; (v) depreciation and amortization; (vi) net favorable lease costs (vii) impairment charges; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Income) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt amendments and inducement charges; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) amounts related to certain litigation matters; and (viii) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT Margin (or Adjusted Operating Margin) is defined as Adjusted EBIT divided by net sales.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Reconciliation of net income to Adjusted Net Income:
Net income	$184,304	$94,185	$299,048	$195,018
Net favorable lease costs (a)	2,047	1,932	3,849	4,070
Costs related to debt amendments and inducement charges (b)	—	—	15,315	112
Impairment charges - long-lived assets	3,577	1,580	4,385	2,095
Litigation matters (c)	—	6,750	750	6,334
Tax effect (f)	(655)	(2,690)	(5,179)	(3,290)
Adjusted Net Income	$189,273	$101,757	$318,168	$204,339
Diluted weighted average shares outstanding (g)	63,896	63,893	64,022	63,966
Adjusted Earnings per Share	$2.96	$1.59	$4.97	$3.19

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$184,304	$94,185	$299,048	$195,018
Interest expense	19,659	17,427	36,154	33,237
Interest income	(6,140)	(4,124)	(12,301)	(8,835)
Net favorable lease costs (a)	2,047	1,932	3,849	4,070
Costs related to debt amendments and inducement charges (b)	—	—	15,315	112
Impairment charges - long-lived assets	3,577	1,580	4,385	2,095
Litigation matters (c)	—	6,750	750	6,334
Income tax expense	57,813	33,139	85,738	65,178
Adjusted EBIT	261,260	150,889	432,938	297,209
Depreciation and amortization	114,022	94,810	218,630	186,593
Adjusted EBITDA	$375,282	$245,699	$651,568	$483,802

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$1,019,173	$949,931	$2,008,547	$1,817,989
Net favorable lease costs (a)	(2,047)	(1,932)	(3,849)	(4,070)
Product sourcing costs	(225,886)	(208,982)	(441,469)	(405,829)
Litigation matters (c)	—	(6,750)	(750)	(6,334)
Adjusted SG&A	$791,240	$732,267	$1,562,479	$1,401,756

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Effective Tax Rates
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025

Effective tax rate on a GAAP basis	23.9%	26.0%	22.3%	25.0%
Adjustments to arrive at Adjusted Effective Tax Rate (h)	(0.3)	—	(0.1)	0.1
Adjusted Effective Tax Rate	23.6%	26.0%	22.2%	25.1%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Fiscal Year Ended
	November 1, 2025	January 31, 2026
Reconciliation of net income to Adjusted Net Income:
Net income	$104,750	$610,153
Net favorable lease costs (a)	1,891	7,742
Costs related to debt amendments and inducement charges (b)	—	112
Impairment charges	3,786	9,857
Litigation matters (c)	(2,079)	4,175
Layaway liabilities (d)	—	(12,716)
Security tags (e)	—	11,657
Tax effect (f)	(890)	(5,297)
Adjusted Net Income	$107,458	$625,683
Diluted weighted average shares outstanding (g)	64,068	64,126
Adjusted Earnings per Share	$1.68	$9.76

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Fiscal 2026 amount represents an inducement charge related to the Company's exchange of certain of the 2027 Convertible Notes during the first quarter of Fiscal 2026. Fiscal 2025 amount relates to the settlement of the 2025 Convertible Notes during the first quarter of Fiscal 2025.

(c) Relates to the final settlements and amounts charged for certain litigation matters.

(d) Represents a one-time settlement of certain layaway liabilities on our Fiscal 2025 Consolidated Balance Sheet, resulting in a gain.

(e) Represents a one-time write-off to amortization related to certain merchandise security tags on our Fiscal 2025 Consolidated Balance Sheet.

(f) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (e).

(g) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(h) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.